Exhibit 10 (a)

EMPLOYMENT AGREEMENT

among

TRUSTCO BANK,

TRUSTCO BANK CORP NY

and

ROBERT M. LEONARD

EMPLOYMENT AGREEMENT

WHEREAS, TrustCo Bank Corp NY, a New York corporation (hereinafter referred to as “TrustCo”), Trustco Bank, a federal savings bank duly organized and existing under the laws of the United States (hereinafter referred to as the “Bank”) (hereinafter collectively with TrustCo referred to as the “Companies”) wishes to enter into an Employment Agreement (this “Agreement”) with Robert M. Leonard (hereinafter referred to as the “Executive”); and

NOW, THEREFORE, the Companies and the Executive agree as provided below:

1.                   Engagement. The Companies agree to engage the Executive and the Executive agrees to serve the Companies as an Executive.

2.                   Term. The initial term of this Agreement shall begin on November 19, 2013 and end on January 1, 2015, and, beginning on January 1, 2015 and on January 1 of each and every year thereafter, the term of this Agreement shall be extended for an additional one-year period, automatically, unless the Executive is notified 180 days in advance by the method set forth in Section 11 herein to the contrary (“Nonrenewal Notice”).

3.                   Purpose and Effect. The purpose of this Agreement is to provide Termination Benefits, as defined in Section 9 hereof, in the event of a Termination or Change in Control as provided in Section7(a).

4.                   Services. The Executive shall exert the Executive’s best efforts and devote substantially all of the Executive’s time and attention to the affairs of the Companies. The Executive shall perform the duties which are generally assigned to executives in similar positions in corporations of similar size as the Companies. The Executive shall report directly to the Chief Executive Officer.

5.                  Compensation. For purposes of this Agreement, Annual Compensation shall be deemed to include the Executive’s Annual Base Salary, plus any amount payable pursuant to the Executive Officer Incentive Plan. The Executive shall be paid by the Companies the Annual Base Salary provided on Schedule A attached hereto, which Annual Base Salary shall be paid biweekly. After January 1, 2015, Annual Compensation shall be negotiated between the parties hereto and shall be deemed a part of this Agreement, provided, however, that Annual Base Salary for any calendar year beginning on or after January 1, 2015 shall not be less than the immediately preceding calendar year. In addition to the Annual Compensation, the Executive shall be paid each year by the Companies the amount calculated in accordance with Schedule B attached hereto, which shall be paid within 60 days following the end of the year. In the event of a Change in Control the Incentive Award payable pursuant to the Executive Officer Incentive Plan shall not be reduced as a result of charges taken in connection with or as a result of the Change in Control.

6.                   Retirement and Pension. As further compensation for the services of the Executive:

(a)            The Executive shall be allowed to participate fully in any disability, death benefit, retirement, or pension plans maintained by the Companies, pursuant to the terms of such plans. Nothing in this Agreement shall be construed as a waiver of any of the terms of or conditions precedent to participation in such plans; and

(b)            Upon termination of the Executive’s employment due to (w) retirement (defined as the earliest retirement date applicable to the Executive under the Retirement Plan of Trustco Bank), (x) Disability (as defined herein), (y) death or (z) Termination (as defined in Section 8 hereof) of the Executive for any reason other than Good Cause (as defined in Section 8) within two years after a Change in Control (as defined in Section 7(b) hereof), then the Companies shall continue the medical benefits (which reimburse expenses allowable as a deduction under Internal Revenue Code Section 213, without regard to any adjusted gross income limitation), in effect at the time of the Executive’s termination, for the Executive and his covered dependents during the period of time during which the Executive would be entitled to continuation coverage under a group health plan of the Companies under Internal Revenue Code Section 4980B if the Executive elected such coverage and paid the applicable premium. For purposes of this Agreement, the term “Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Companies and the Executive, will prevent the Executive from carrying out the material job responsibilities or duties to which the Executive was assigned at the time disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

Upon termination of the Executive’s employment due to (w) retirement (defined as the earliest retirement date applicable to the Executive under the Retirement Plan of Trustco Bank), (x) Disability (as defined herein), (y) death or (z) Termination (as defined in Section 8 hereof) of the Executive for any reason other than Good Cause (as defined in Section 8) within two years after a Change in Control (as defined in Section 7(b) hereof), then the Companies shall monthly, for the longer of the life of the Executive or the life of the Executive’s spouse, reimburse the Executive and/or the Executive’s spouse for otherwise unreimbursed medical expenses, including medical insurance premiums, of the Executive and his spouse (and the Executive’s dependents during the time such dependents would meet the coverage requirements of a health plan maintained by the Company if the Executive were covered by such plan) for medical and health benefits (including dental and prescription drugs) at a level that is substantially similar to those benefits which the Executive and the Executive’s spouse were receiving immediately prior to the Executive’s termination under the Companies’ medical insurance plan and the Executive Medical Reimbursement Plan, which combined benefits shall not be less than the maximum available as of the date hereof, and shall not be modified without the consent of the Executive or the Executive’s spouse (in the event the Executive is deceased); provided, however, (i) any such expense reimbursement shall be made by the Companies no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive or his spouse, and (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

The obligations of the Companies pursuant to this Section 6(b) shall survive the termination of this Agreement.

7.                   Termination of Employment.

(a)            If there shall be a Termination (as defined in Section 8 hereof) of the Executive for any reason other than Good Cause (as hereinafter defined) or retirement within (i) 12 months prior to a Change in Control (as defined in Section 7(b)) or (ii) two years following a Change in Control (as defined in Section 7(b)), then the Executive shall receive the Termination Benefits set forth herein. For purposes of this Agreement, “Good Cause” shall be limited to the Executive’s commission of an act of fraud, embezzlement or theft constituting a felony against either of the Companies as finally determined by a court of competent jurisdiction or an unequivocal admission by the Executive.

(b)            “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company or TrustCo Bank, or a change in the ownership of a substantial portion of the assets of the Company or TrustCo Bank, as provided in Section 409A(a)(2)(A)(v) of the Internal Revenue Code, Treas. Reg. §1.409A-3(i)(5), and any guidance or regulations (collectively, the “Regulations”) promulgated under Section 409A of the Code. Subject to the foregoing, Treas. Reg. §1.409A-3(i)(5) provides the following:

(i)            a change in the ownership of the Company or TrustCo Bank occurs on the date that any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or TrustCo Bank. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company or TrustCo Bank, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or TrustCo Bank (or to cause a change in the effective control of the Company or TrustCo Bank (within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company or TrustCo Bank (or issuance of stock of the Company or TrustCo Bank) and stock in the Company remains outstanding after the transaction (see paragraph (c) below for rules regarding the transfer of assets of the Company);

(ii)            a change in the effective control occurs only on the date that either: (i) any one person, or more than one person acting as a group (as determined in Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or TrustCo Bank possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election; or

(iii)            a change in the ownership of a substantial portion of the Company’s or TrustCo Bank’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or TrustCo Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(c)            Notice of Termination shall be communicated by the terminating party to the other parties to this Agreement pursuant to Section 11 hereof.

8.                   Termination.

(a)            For purposes of this Agreement, “Termination” means (i) the termination by the Companies (including the issuance of a Nonrenewal Notice by the Company to the Executive) of the Executive’s employment with the Companies for any reason or reasons other than for Good Cause, which such termination results in a “separation from service” with the Companies within the meaning of Treasury Regulation Section 1.409A-1(h) and (ii) the termination by the Executive of his employment with the Companies for Good Reason, which such termination results in a “separation from service” with the Companies within the meaning of Treasury Regulation Section 1.409A-1(h). Notice of any such termination shall be communicated pursuant to Section 11 hereof.

(b)            For purpose of this Agreement, Good Reason means the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination of the Executive’s employment for Disability or for death, or except as otherwise agreed to by the Executive, (i) any substantial diminution in the Executive’s job responsibilities or a material adverse change in the Executive’s title or status, (ii) a reduction by the Companies in the Executive’s Annual Base Salary, the failure to maintain on behalf of the Executive (and his dependents) benefits which are at least comparable in the aggregate to those in effect as of the date of this Agreement, or a determination for reasons other than Good Cause not to extend the term of this Agreement or (iii) the relocation of the principal place of the Executive’s employment by more than 50 miles from TrustCo’s principal executive office as of the date of this Agreement; provided, that any of the events described in clauses (i) through (iii) above shall constitute Good Reason only if the Companies fail to cure such event within 30 days after receipt from the Executive of written notice of the event that constitutes Good Reason; and provided further, that the Executive shall cease to have a right to terminate due to Good Reason on the 180th day following the later of the occurrence of the event or the Executive’s knowledge thereof, unless the Executive has given the Companies notice thereof prior to such date.

9.                   Termination Benefits. The following benefits shall be Termination Benefits:

(a)            The Companies shall pay to the Executive within 10 days following the last to occur of both his Termination and a Change in Control a lump sum amount equal to 2.99 times the Executive’s Annual Compensation in effect at the time of his Termination or the Change in Control, as the case may be.

(b)            In the event of a Termination, unless the same must be delayed to prevent a violation of the Regulations, the Companies shall cause to be paid to the Executive all benefits payable to the Executive under the Companies’ retirement, executive incentive compensation, pension and deferred compensation plans in accordance with the terms of such plans.

(c)            The Companies shall pay to the Executive all legal fees and expenses incurred by the Executive directly related to the enforcement of the payment of Termination Benefits and any reimbursement shall be made on or before the last day of the calendar year following the taxable year in which the expense was incurred.

(d)            In the event of a Termination for any reason other than Good Cause, within two years after a Change in Control, within 30 days of the Termination the Companies shall transfer any and all country club memberships owned by the Companies for the benefit of the Executive, to the Executive.

(e)            In the event of a Termination for any reason other than Good Cause, within two years after a Change in Control, within 30 days of the Termination the Companies shall transfer to the Executive the company car used by the Executive, at the time of Termination, at book value.

Notwithstanding anything to the contrary herein contained, if the Executive is a “specified employee” as defined in the Regulations, unless otherwise allowed under the Regulations, Termination Benefits shall not be payable until the first day of the seventh month following the Executive’s Termination.

10.                 Indemnity.

(a)            The Companies shall provide indemnification rights and benefits to the Executive to the fullest extent permitted by law and the charter or bylaws of the Companies. Any amendment or revision to such charter or bylaws that adversely affects the indemnification rights or benefits available to the Executive under such charter or bylaws as of the date hereof shall not be effective against the Executive unless the Executive has consented in writing to such amendment or revision.

(b)            The indemnification provided by this Section 10 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Companies or any statute, other agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Any indemnification rights provided pursuant to this Section 10 shall continue as to the Executive after the Executive has ceased to be a director, officer, employee or agent of the Companies and shall inure to the benefit of the heirs, executors and administrators of the Executive.

11.                 Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed at any general or branch United States Post Office enclosed in a certified post paid envelope and addressed to the address of the respective party stated below or to such changed address as such party may have fixed by notice.

To the Companies:	TrustCo Bank Corp NY
Trustco Bank
5 Sarnowski Drive
Glenville, NY 12302

To the Executive:

Provided, however, that any notice of change of address shall be effective only upon receipt.

12.                Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Companies, their successors and assigns, including without limitation, any person or entity which may acquire all or substantially all of either Company’s assets or business or into which either Company may be consolidated or merged, and the Executive, as well as the Executive’s heirs, executors, administrators and legal representatives. The Executive may assign the right to payment under this Agreement, but not obligations under this Agreement.

13.                Governing Law. Except to the extent preempted by federal law, this Agreement shall be governed by the laws of the State of New York.

14.                Complete Agreement. This Agreement supersedes all prior understandings and agreements between the parties, and may not be amended or modified orally, but only by a writing signed by the parties hereto.

15.                Dispute Resolution. All expenses (including, without limitation, legal fees and expenses) incurred by the Executive in connection with, or in prosecuting or defending, any claim or controversy arising out of or relating to, this Agreement shall be paid by the Companies.

16.                Late Payments. If Companies fail to pay when due any amount provided under this Agreement, Companies shall pay to the Executive interest on any outstanding amount, at an annual rate of 12%, compounded semi-annually.

17.                Designation of Beneficiary. In the event that any amount payable to the Executive as provided by this Agreement remains outstanding upon the death of the Executive, the amount due shall be payable to a beneficiary as designated by the Executive, in the same manner as set forth by this Agreement, or if no beneficiary is named, to the trustee of the Executive’s revocable living trust, and if none to the trustee of the Executive’s testamentary trust, and if none to the personal representative of the Executive’s estate.

18.                Survival of Rights. Except as may be expressly provided herein, all of the Executive’s rights under this Agreement, including, but not limited to, Sections 6(b), 7 and 9 shall survive the Termination of the Executive and/or the termination of this Agreement.

19.                Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

(signature page follows)

IN WITNESS WHEREOF, TrustCo, the Bank and the Executive have caused this Amended and Restated Agreement to be executed as of this 19th day of November, 2013.

ATTEST:		TRUSTCO BANK CORP NY

/s/ Robert T. Cushing		By: /s/ Robert J. McCormick
Title:	Chief Financial Officer	Robert J. McCormick, President and CEO

ATTEST		TRUSTCO BANK

/s/ Mary Jean Riley		By: /s/ Robert J. McCormick
Title:	Vice President	Robert J. McCormick, President and CEO

EXECUTIVE

/s/ Robert M. Leonard
Robert M. Leonard

Schedule A to Agreement among Companies and Robert M. Leonard

Calendar Year	Annual Salary	Approval of Companies
2013
2014
2015
2016
2017
2018
2019

SCHEDULE B

An amount equal to the incremental amount that would have been credited for the applicable calendar year or partial calendar year during the term of this agreement, commencing July 26, 2013, to the Executive’s Supplemental Account Balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such Plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008.